EXHIBIT 99.1



         Susan B. Railey
         For shareholders and securities brokers
         (301) 468-3120
         James T. Pastore
         For news media
         (202) 546-6451                                 FOR IMMEDIATE RELEASE

         Brascan Real Estate Completes Due Diligence; Closing of CRIIMI MAE
                        Transactions Anticipated in January;
           Bear Stearns Signs $300 Million Secured Financing Commitment

Rockville, MD, December 12, 2002 - An affiliate of Brascan Real Estate Financial Partners LLC ("BREF") has completed due diligence for the previously announced transactions designed to recapitalize and refinance commercial mortgage company CRIIMI MAE Inc. (NYSE:CMM). Under the terms of the Investment Agreement, BREF will purchase 10% of the outstanding shares of CRIIMI MAE's common stock and up to $40 million of subordinated debt to be issued by CRIIMI MAE.

In addition, Bear, Stearns & Co., Inc. ("Bear Stearns") has completed its initial due diligence and signed a commitment letter to provide CRIIMI MAE with a secured financing of up to $300 million in the form of a repurchase transaction under terms substantially in the form as previously disclosed in the Company's third quarter 10-Q.

CRIIMI MAE, BREF and Bear Stearns are proceeding to the expected closing of the proposed transactions in January 2003.

The combined proceeds of up to $353 million from the BREF investments and the Bear Stearns secured financing together with a substantial portion of the Company's liquid assets will be used to retire CRIIMI MAE's recourse debt incurred in connection with its emergence from Chapter 11 in April 2001.

The closing of the transactions contemplated by the BREF Investment Agreement and the Bear Stearns commitment letter is subject to the completion of documentation, absence of material adverse changes and the satisfaction of certain other closing conditions.

Brascan Corporation (NYSE:BNN, TSX:BNN.A) is a North American based company which owns and manages assets which generate sustainable cash flows. Current operations are largely in the real estate, power generation and financial sectors. Total assets exceed $23 billion and include 55 premier commercial properties and 38 power generating facilities. In addition, Brascan holds investments in the resource sector. Brascan's publicly traded securities are listed on the New York and Toronto stock exchanges.

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CRIIMI MAE Inc. (NYSE:CMM) is a commercial mortgage company based in Rockville,
Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $17.7 billion of commercial mortgage loans. During the late 1990s, CRIIMI MAE was the largest buyer of subordinated commercial mortgage-backed securities ("CMBS"). It also originated commercial real estate mortgages, pooled and securitized commercial mortgages and executed three of the commercial real estate industry's earliest resecuritization transactions.

The Bear Stearns Companies Inc. (NYSE: BSC), founded in 1923 and headquartered in New York City, is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. With approximately $29.6 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services.

For further information, including CRIIMI MAE's SEC filings, see the company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the transactions contemplated by the BREF Investment Agreement and the Bear Stearns commitment letter will be completed, which is conditioned upon, among other matters, the absence of any material adverse changes, whether the terms contained in all definitive documents will be comparable to those currently contemplated, whether the Company will be able to fully retire its existing recourse debt, and whether the Company will be allowed to continue to utilize its net operating losses if the transactions are completed; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under existing and any future operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will

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increase  and  decrease  due to  changes  in the fair  market  value of the
Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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